Exhibit 7.20

AMENDMENT TO AGREEMENT
AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into as of this 4th day of May 2007, by and among Station Casinos, Inc., a Nevada corporation, Fertitta Colony Partners LLC, a Nevada limited liability company (“Parent”), and FCP Acquisition Sub, a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

A.            The parties hereto entered into that certain Agreement and Plan of Merger dated as of February 23, 2007 (the “Merger Agreement”). Capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Merger Agreement.

B.            The Merger Agreement contemplates that, upon the terms and conditions set forth therein, Merger Sub will merge with and into the Company with the Company surviving the Merger as a wholly-owned subsidiary of Parent.

C.            The Merger Agreement further contemplates that certain existing stockholders of the Company will contribute Shares to Parent immediately prior to the Effective Time in exchange for equity interests in Parent.

D.            Parent and the Contributing Stockholders desire to revise the proposed ownership structure of the Surviving Corporation so that, following the consummation of the Merger, the non-voting securities of the Surviving Corporation will be owned by Fertitta Partners LLC, a newly-formed Nevada limited liability company owned by Affiliates of the Contributing Stockholders (“Fertitta Partners”), and a newly-created wholly-owned subsidiary of Parent (“Parent HoldCo”).

E.             To facilitate the receipt of the Gaming Approvals, it is contemplated that the Surviving Corporation will issue non-voting shares of common stock in the Merger to Fertitta Partners and Parent Holdco and, substantially simultaneously with the consummation of the Merger for nominal consideration, voting shares of common stock to FCP VoteCo LLC, a Nevada limited liability company (“FCP VoteCo”).

F.             In connection with the proposed changes to the ownership structure, Parent desires to assign its rights under the Equity Rollover Commitment to Fertitta Partners.

G.            Section 10.4 of the Merger Agreement provides that the parties, by action by or on behalf of their respective boards of directors, may amend the Merger Agreement by an instrument in writing signed by each of the parties.

H.            The parties desire to amend the Merger Agreement, as more fully set forth herein, to (i) permit the assignment of the Equity Rollover Commitment to Fertitta Partners and the amendments of the Debt Financing Commitments and (ii) reflect that the non-voting shares of common stock of the Surviving Corporation will be owned by Fertitta Partners and Parent Holdco and that the voting shares of common stock of the Surviving Corporation will be owned by FCP VoteCo.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations warranties and covenants contained herein, the parties hereto agree as follows:

1.             References.   Each reference to “hereof,” “hereunder,” “hereby,” and “this Agreement” contained in the Merger Agreement shall, from and after the date of this Amendment, refer to the Merger Agreement, as amended by this Amendment. Each reference herein to “the date of this Amendment” shall refer to the date set forth above, and each reference to the “date of this Agreement” contained in the Merger Agreement or similar references shall refer to February 23, 2007.

2.             Amendments.

(a)           Section 1.1 of the Merger Agreement is hereby amended as follows:

“FCP VoteCo” means FCP VoteCo LLC, a Nevada limited liability company.

“Fertitta Partners” means that newly formed Nevada limited liability company owned by Affiliates of the Contributing Stockholders.

“First Amendment” means that certain Amendment to Agreement and Plan of Merger, dated as of May 4, 2007, by and among the Company, Parent and Merger Sub.

“Parent HoldCo” means that newly-created wholly-owned subsidiary of Parent.

(b)           Section 2.1(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“At the Effective Time, in accordance with the Nevada Revised Statutes (the “NRS”), and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, at which time the separate existence of Merger Sub shall cease and the Company shall survive the Merger.”

(c)           Section 2.2(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(a)   Each Share held by the Company as treasury stock or otherwise owned by Parent, Parent HoldCo, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time (including Shares acquired by Parent immediately prior to the Effective Time), if any, shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.”

(d)           Section 2.2(b) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(b)   Each Merger Sub Share issued and outstanding immediately prior to the Effective Time and each Share owned by Fertitta Partners immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of non-voting common stock of the Surviving Corporation.”

(e)           Section 2.2(g) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

“(g)   For the avoidance of doubt, the parties acknowledge and agree that the contribution or sale of Shares (including Company Restricted Shares, if any) to Parent or Fertitta Partners by the Contributing Stockholders shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event and shall not be converted into the right to receive the Merger Consideration.”

3.             Representations and Warranties of the Company.

The Company hereby represents and warrants to Parent and Merger Sub that:

(a)           The Company has full corporate power and authority to execute and deliver this Amendment and, subject to receipt of the Requisite Stockholder Vote,  to perform its obligations hereunder. The execution, delivery and performance by the Company of this Amendment have been duly and validly authorized by the Board of Directors of the Company.

(b)           This Amendment has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Amendment by Parent and Merger Sub, this Amendment constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

4.             Representations of Parent and Merger Sub.   Parent and Merger Sub jointly and severally hereby represent and warrant to the Company that:

(a)           Parent has all limited liability company power and authority, and Merger Sub has all corporate power and authority, required to execute and deliver this Amendment and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.

(b)           The execution, delivery and performance by Parent and Merger Sub of this Amendment and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by the Merger Agreement, as amended by this Amendment, have been duly and validly authorized by the Board of Directors of Parent and Merger Sub. No other corporate proceedings other than those previously taken or conducted on the part of Parent or Merger Sub are necessary to approve this Amendment. This Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery of this Amendment by the Company, this Amendment constitutes a legal, valid and binding agreement of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

(c)           Parent has delivered to the Company true and complete copies of the Assignment of Equity Rollover Commitments, dated as of even date herewith, between Parent and Fertitta Partners (the “Equity Rollover Assignment”), pursuant to which Parent has assigned its rights under the Equity Rollover Commitments to Fertitta Partners.

(d)           Parent has delivered to the Company true and complete copies of the amended and restated Debt Financing Commitments dated as of even date herewith (collectively, the “Amended and Restated Debt Financing Commitments”). Each of the representations and warranties contained in Section 5.7 of the Merger Agreement is true and accurate as if made anew as of the date of this Amendment.

5.             Financing Commitments.   The Company hereby consents to the amendment of the Debt Financing Commitments pursuant to the Amended and Restated Debt Financing Commitments and the assignment of the Equity Rollover Commitments pursuant to the Equity Rollover Assignment. From and after the date hereof, the term “Debt Financing Commitments” as used in the Merger Agreement shall be deemed to refer to the Amended and Restated Debt Financing Commitments.

6.             Miscellaneous.

(a)           Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all of the terms and conditions and provisions thereof shall remain in full force and effect and shall not be amended, modified, waived, impaired or otherwise affected hereby.

(b)           The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Amendment without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

(c)           This Amendment shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles thereof.

(d)           This Amendment may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the day and year first written above.

STATION CASINOS, INC.
By:	/s/ James E. Nave, D.V.M.
Name:	James E. Nave, D.V.M.
Title:	Chairman of the Special Committee
FERTITTA COLONY PARTNERS LLC
By:	/s/ Frank J. Fertitta, III
Name:	Frank J. Fertitta, III
Title:	Authorized Member
FCP ACQUISITION SUB
By:	/s/ Frank J. Fertitta, III
Name:	Frank J. Fertitta, III
Title:	President